Exhibit (2)(e)


   TEXAS  UTILITIES  COMPANY
   ENERGY PLAZA [] 1601 BRYAN STREET [] DALLAS, TEXAS 75201 [] (214) 812-4600

                                                                     NEWS
                                                                    RELEASE
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          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN
                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------



          94.43% INTEREST IN THE ENERGY GROUP AND COMPULSORY ACQUISITION OF
                                  OUTSTANDING SHARES

               DALLAS, TEXAS - JUNE 23, 1998 - In accordance with the terms of the Texas Utilities Offer, and as required by applicable law and the City Code, Texas Utilities Company (NYSE:TXU) announces that, by 10:00 p.m. (London time), 5:00 p.m. (New York City time) on June 22, 1998, valid acceptances of the Texas Utilities Offer had been received, and not withdrawn, in respect of a total of 320,862,500 Energy Group Shares and 14,145,927 Energy Group ADSs, representing, in aggregate, 377,446,208 Energy Group shares or approximately 72.46% of The Energy Group's (NYSE:TEG) issued ordinary share capital (each Energy Group ADS represents four Energy Group Shares).

               Of these, elections of the Share Alternative had been received in respect of 96,283,460 Energy Group Share (including Energy Group shares represented by Energy Group ADSs), representing approximately 18.48% of The Energy Group's issued ordinary share capital and requiring the issue of approximately 34,180,628 New Texas Utilities Shares.

               Elections for the Loan Note Alternative had been received in respect of 9,839,066 Energy Group Shares, representing approximately 1.89% of the said capital.

               Except for the 7,941,233 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 1.52% of The Energy Group's issued ordinary share capital, held on January 23, 1998 (being the business day prior to the commencement of the offer period) by those persons deemed to be acting in concert with Texas Utilities nor any persons deemed to be acting in concert with Texas Utilities held any Energy Group Shares (or rights over such shares) immediately prior to the commencement of the offer period.

               During the offer period:

               1) TU Acquisitions (a wholly owned subsidiary of Texas Utilities) has acquired 114,400,000 Energy Group Shares (representing approximately 21.96% of The Energy Group's issued ordinary share capital); and
               2) Persons deemed to be acting in concert with Texas Utilities have acquired, in aggregate, 712,474 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 0.14% of The Energy Group Shares represented by Energy Group
                    ADSs), representing approximately 0.34% of the said capital, none of such acquisitions and disposals being connected with the Texas Utilities Offer.

               Except as disclosed in this announcement neither Texas Utilities nor any person deemed to be acting in concert with Texas Utilities have acquired or agreed to acquire any Energy Group Shares (or rights over such shares) during the offer period.

               Consequently, as of 10:00 p.m. (London time), 5:00 p.m. (New York time) on June 22, 1998, TU Acquisitions owned, had rights over or had received valid acceptances in respect of, in aggregate, 491,846,208 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 94.43% of The Energy Group's issued ordinary share capital.

               Accordingly, TU Acquisitions will shortly be issuing notices to those holders of Energy Group Securities who have not yet accepted the Texas Utilities Offer informing them that it now intends to exercise its right under section 429 of the Companies Act to acquire all those Energy Group Securities still outstanding at the expiration of the requisite notice period.
          The Texas Utilities Offer will remain open for acceptance until 10:00 p.m. (London time), 5:00 p.m. (New York City time) on the date of expiration of such notice period, which, it is currently anticipated, will be August 7, 1998.

               Holders of Energy Group Securities who have not tendered their Energy Group Securities by such time and date will not only be able to elect for either the Share alternative or the Loan Note Alternative and will only be entitled to receive the cash consideration available under the Texas Utilities Offer upon making a valid application as set out in the notices issued by TU Acquisitions.

               ENERGY GROUP SHARES HAVE BEEN DELISTED FROM THE LONDON STOCK EXCHANGE WITH EFFECT FROM TODAY. TEXAS UTILITIES INTENDS TO SEEK TO DELIST ENERGY GROUP ADSs THAT TRADE ON THE NEW YORK STOCK EXCHANGE AT THE EARLIEST OPPORTUNITY.

               HOLDERS OF ENERGY GROUP SECURITIES ARE STRONGLY ENCOURAGED TO TENDER THEIR SECURITIES AS SOON AS POSSIBLE.

               Texas Utilities Company is an investor-owned holding company for energy service companies engaged in domestic and international electric and natural gas utility services, energy marketing, telecommunications, and other energy-related services.

                                     - END -



          FOR ADDITIONAL
          INFORMATION CONTACT:          DAVID ANDERSON  OR  TIM HOGAN
                                        214/812-4641        214/812-2756
                                        DANDERSON@TU.COM    THOGAN@TU.COM

          GENERAL NEWS MEDIA CONTACT:   JIM LAWRENCE        214/812-4073
                                        RAND LaVONN         214/812-3675